UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Electro Scientific Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Annual Meeting of Shareholders

To the Shareholders of Electro Scientific Industries, Inc.:

The Annual Meeting of Shareholders of Electro Scientific Industries, Inc. (ESI) will be held at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, on Thursday, August 12, 2010 at 2:30 p.m. Pacific Daylight Time, for the following purposes:

1.	To elect the three directors named in the proxy statement for a term of three years and the one director named in the proxy statement for a term of two years. Frederick A. Ball, Nicholas Konidaris and Robert R. Walker are nominees for election for three year terms and David Nierenberg is a nominee for election for a two year term.

2.	To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending April 2, 2011.

3.	To transact any other business that properly comes before the meeting.

Only shareholders of record at the close of business on June 7, 2010 will be entitled to vote at the annual meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by phone, via the internet, or by signing, dating, and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Retention of the proxy is not necessary for admission to or identification at the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, AUGUST 12, 2010: This proxy statement and the Company’s 2010 Annual Report to Shareholders are also available at http:// www.esi.com/investors/proxy.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 8, 2010

ELECTRO SCIENTIFIC INDUSTRIES, INC.

PROXY STATEMENT

The mailing address of the principal executive offices of the Company is 13900 NW Science Park Drive, Portland, Oregon 97229-5497. The approximate date this proxy statement and the accompanying proxy forms are first being mailed to shareholders is July 8, 2010.

SOLICITATION AND REVOCABILITY OF PROXY

The enclosed proxy is solicited on behalf of the Board of Directors of Electro Scientific Industries, Inc., an Oregon corporation, for use at the Annual Meeting of Shareholders to be held on August 12, 2010. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to the shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mail and the internet, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone, fax or personal contact. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of the stock held in their names.

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with the Corporate Secretary of the Company. The proxy may also be revoked by affirmatively electing to vote in person while in attendance at the meeting. However, a shareholder who attends the meeting need not revoke the proxy and vote in person unless he or she wishes to do so. All valid, un-revoked proxies will be voted at the Annual Meeting in accordance with the instructions given.

Common Stock is the only outstanding authorized voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is June 7, 2010. On that date there were 27,832,779 shares of Common Stock outstanding, entitled to one vote per share. The Common Stock does not have cumulative voting rights.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

If you and other residents at your mailing address each own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice, known as “householding,” reduces the Company’s printing and postage costs. If any shareholder residing at that address wishes to receive a separate annual report or proxy statement, write or telephone the Company as follows: Investor Relations, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497, (503) 641-4141. Contact the Company in the same way if you and other residents at your mailing address are receiving multiple copies of the annual report and proxy statement and wish to receive single copies in the future.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, with the term of office of one class expiring each year. The terms of Frederick A. Ball, Nicholas Konidaris and Robert R. Walker expire in 2010. On February 24, 2010, David Nierenberg was appointed to the class of directors with terms expiring in 2012, and under Oregon law must stand for election at the annual meeting. As such, Messrs. Ball, Konidaris and Walker are nominees for re-election and Mr. Nierenberg is a nominee for election. These nominees were recommended by the Corporate Governance and Nominating Committee. Under Oregon law, if a quorum of shareholders is present at the 2010 Annual Meeting, the directors elected will be the three nominees for election as directors for a term ending in 2013 and the one nominee for election as a director for a term ending in 2012 who receive the greatest number of votes cast at the meeting. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for Messrs. Ball, Konidaris, Walker and Nierenberg. If any of the nominees for election as director at the 2010 Annual Meeting becomes unavailable for election for any reason (none being known at this time), the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

The following table briefly describes the Company's nominees for directors and the directors whose terms will continue.

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

Frederick A. Ball, 48, was appointed the Chief Financial Officer of Webroot Software Inc., a leading provider of software security solutions for consumers, enterprises and small and medium businesses worldwide in June 2008. Prior to Webroot, Mr. Ball was the Senior Vice President and Chief Financial Officer at BigBand Networks, Inc., a digital video networking company, from August 2004 to November 2007. From November 2003 until May 2004, Mr. Ball served as Chief Operating Officer of CallTrex Corporation, a provider of customer service solutions. Prior to his employment with CallTrex, he was employed with Borland Software Corporation, a provider of enterprise software development solutions, from September 1999 until July 2003. Beginning in 1999, he was Senior Vice President and Chief Financial Officer. In October 2002, he was appointed Executive Vice President of Corporate Development and Mergers and Acquisitions. Prior to his employment with Borland, Mr. Ball served as Vice President, Mergers and Acquisitions for KLA-Tencor Corporation, a manufacturer of semiconductor equipment, and prior to that as its Vice President of Finance. Mr. Ball was with PricewaterhouseCoopers Corporate Finance LLC for over 10 years. Mr. Ball is a member of the board of directors at Advanced Energy Industries, Inc., a provider of power and control technologies.

Mr. Ball brings to the Board important financial management experience and financial expertise, having served as Chief Financial Officer of several high-technology companies. He also brings significant experience with mergers and acquisitions within the semiconductor equipment industry as well as experience as a result of serving on the board of directors of another public company.

	2003	2010

Nicholas Konidaris, 65, was appointed President and Chief Executive Officer of ESI in January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America Corporation, a holding company for Advantest America, Inc., an automatic test equipment supplier. From July 1997 to July 1999, Mr. Konidaris served as the Chief Executive Officer of Advantest America Corporation. Additionally, from July 1997 to January 2004, Mr. Konidaris served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc. Mr. Konidaris is currently a member of the board of directors at Ultratech, Inc., a provider of lithography and laser processing systems.

	2004	2010

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Nominees

As our President and Chief Executive Officer, Mr. Konidaris brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry, a profound understanding of our overseas markets, and broad executive management experience in sales, marketing, research and development and supply chain management. His presence on the Board facilitates proper communication between the Board and management and ensures that the Board is informed of important company matters.

Robert R. Walker, 59, is retired from Agilent Technologies, Inc., an electronic instrument company, where he served as Executive Vice President and Chief Financial Officer from May 2000 until December 2001. From May 1999 until May 2000, he was Senior Vice President and Chief Financial Officer. During 1997 and 1998, Mr. Walker served as Vice President and General Manager of Hewlett-Packard Company’s Professional Services Business Unit, a provider of computer and printer products and services. From 1993 to 1997, he led Hewlett-Packard’s information systems function, serving as Vice President and Chief Information Officer from 1995 to 1997. Mr. Walker formerly served as a member of the board of directors for Brocade Communications Systems, Inc., a networking solutions provider, from 2005 until 2008.

Mr. Walker brings to the Board important financial management experience, financial expertise and industry and technical expertise, having served in several executive financial and operational positions at Agilent and Hewlett Packard. He also brings experience as a result of serving on the board of directors of another public company.

	2003	2010

David Nierenberg, 57, is the Founder and President of Nierenberg Investment Management Company, Inc. in Camas, Washington, which manages The D3 Family Funds. Prior to founding Nierenberg Investment Management Company in 1996, Mr. Nierenberg was a General Partner at Trinity Ventures, a venture capital fund, where he invested in financial services, healthcare and turnarounds. Prior to 1985, he was a Partner with Bain & Company, a business and strategy consulting firm, in San Francisco, Boston and London. Mr. Nierenberg is Chairman of the Advisory Board of the Millstein Center for Corporate Governance and Performance at the Yale School of Management. He is a director emeritus of Southwest Washington Medical Center, Chairman of PSA Healthcare, and a member of the board of directors at Kuni Automotive Group and Whitman College. He also serves on the Washington State Investment Board.

Mr. Nierenberg was appointed to the Board in February 2010 and brings significant expertise in strategic planning and corporate governance. He also brings broad-based business knowledge to the board.

	2010	2010

Directors Whose Terms Continue

Barry L. Harmon, 56, served as President and Chief Executive Officer of ESI from April 2003 until January 2004. From July 2000 until September 2001, Mr. Harmon served as Senior Vice President—West Coast Operations for Avocent Corporation, a provider of KVM switching and solutions. Avocent is the company resulting from the merger of Apex, Inc. with Cybex Computer Products Corporation in 2000. Mr. Harmon served as Chief Financial Officer of Apex, Inc., also a provider of KVM switching and solutions, from 1999 until its merger with Cybex. From 1992 to 1999, he was Senior Vice President and Chief Financial Officer of ESI.

As a previous executive at ESI, Mr. Harmon brings to the Board significant senior leadership, business knowledge in the semiconductor industry as well as an important understanding of ESI’s global market, customers and operations.

	2002	2011

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

Gerald F. Taylor, 70, retired in 1998 as Senior Vice President and Chief Financial Officer of Applied Materials, Inc., a manufacturer of semiconductor equipment. He was employed by Applied Materials since 1984. Mr. Taylor formerly served on the board of Lithia Motors from 2005 until 2006.

Mr. Taylor brings to the Board financial management experience and financial expertise, having held important executive financial management positions at several major U.S. companies over his 34 years of active service. He also brings in-depth experience with management of high-technology and high growth electronics companies as well as experience as a result of serving on the board of directors of another public company.

	1998	2011

W. Arthur Porter, 69, is currently a resident consultant/advisor for Emergent Technologies, Inc., a venture capital firm. He served as University Vice President for the Office of Technology Development at the University of Oklahoma from July 1998 until July 2007. Until June 2005, he also served as the Dean of the College of Engineering and is currently Professor Emeritus at the University of Oklahoma. He was formerly President and Chief Executive Officer of the Houston Advanced Research Center. He also formerly served on the board of Bookham, Inc. (now Oclaro, Inc.), a provider of optical components and modules, until April 2009. Dr. Porter is currently a member of the board of directors at Stewart Information Services Corporation, a real estate information services company.

As a scholar and educator, Dr. Porter brings to the Board specialized industry and technical experience directly related to our semiconductor capital equipment research and development. He also brings experience as a result of serving on the board of directors of other public companies.

	1980	2011

Edward C. Grady, 63, is currently Executive Chairman and Chief Executive Officer of REEL Solar, a private company developing a unique process for the manufacture of high efficiency low cost CdTe solar panels. Before joining REEL in April 2010, he served as President and Chief Executive Officer of Brooks Automation, Inc., which offers hardware products, services and tightly integrated solutions that optimize manufacturing equipment, factory operations and productivity for the semiconductor and other complex manufacturing industries, including clean tech and data storage, where he retired in 2007. Prior to joining Brooks in 2003, he ran the wafer inspection group and the metrology groups, each with multiple divisions, at KLA-Tencor Corporation, a manufacturer of semiconductor equipment. Prior to KLA-Tencor, he was Chief Executive Officer of Micromask, a supplier of photo masks and services to the semiconductor industry. He started his career as an engineer for Monsanto Electronic Materials Company, Inc. (MEMC), a manufacturer of silicon wafers to the semiconductor industry, and eventually rose to the position of Vice President of Worldwide Sales. Mr. Grady is also a member of the board of directors at Advanced Energy Industries, Inc., a provider of power and control technologies, Verigy Ltd., a provider of semiconductor test equipment, and Evergreen Solar, Inc., a manufacturer of solar panels. He also guest lectures at Boston College Carroll School of Management in business development and leadership.

Mr. Grady brings to the Board extensive technical knowledge and manufacturing, engineering, sales, business and operations experience in a high-technology environment. He also brings important business development and leadership experience as well as experience as a result of serving on the boards of directors of other public companies.

	2008	2011

Name, Age, Principal Occupation, and Other Directorships	Director Since	Term Expires
Directors Whose Terms Continue

Jon D. Tompkins, 70, (Chairman) retired as Chief Executive Officer of KLA-Tencor Corporation, a manufacturer of semiconductor equipment, in 1998 where he had served as Chief Executive Officer since April 1997. He retired as Chairman of the Board of Directors of KLA-Tencor in 1999. From April 1991 until April 1997, he served as President, Chief Executive Officer and director of Tencor Instruments, a manufacturer of wafer inspection, film measurement and metrology systems for the semiconductor industry. He was appointed Chairman of the Board of Tencor in 1993, a position he held until the merger with KLA in 1997. Prior to that, Mr. Tompkins held various management positions over eighteen years with Spectra-Physics, a leading supplier of commercial lasers, and eventually rose to the position of President and Chief Executive Officer. Mr. Tompkins is a member of the board of directors at Cymer, Inc., a provider of lithography light sources for the semiconductor industry. He has been a member of the board of directors at ESI since 1998 and Chairman of the Board since 2003.

Mr. Tompkins brings to the Board significant executive management experience and financial management, industry and technical knowledge related to the semiconductor and laser industries. He also has experience as a result of serving on the board of directors of other public companies.

	1998	2012

Richard J. Faubert, 62, was appointed President, Chief Executive Officer and Chairman of AmberWave Systems Corporation, a semiconductor technology company, in September 2003. He served as President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment, from 1998 through 2002. Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, he served as Executive Vice President of Novellus until April 2003. Prior to his employment with SpeedFam-IPEC, Inc., he held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company. Mr. Faubert is also a member of the board of directors at Radisys Corporation, a provider of communications systems components.

Mr. Faubert brings to the Board extensive technology leadership experience in the semiconductor capital equipment industry. He also brings significant manufacturing, engineering, research and development, business and operations experience in a high- technology environment. He also has experience as a result of serving on the board of directors of another public company.

	2003	2012

CORPORATE GOVERNANCE GUIDELINES AND INDEPENDENCE

The Company’s Board of Directors has approved and adopted the Corporate Governance Guidelines and Governance and Nominating Committee Charter that are on the Company’s website at www.esi.com. Under the Company’s Corporate Governance Guidelines, which reflect the current standards for “independence” under the NASDAQ Stock Market listing standards and the Securities and Exchange Commission rules, two-thirds of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has made the following determinations with respect to each director’s independence:

Director	Status (1)
Frederick A. Ball	Independent
Richard J. Faubert	Independent
Edward C. Grady	Independent
Barry L. Harmon	Independent
Nicholas Konidaris	Not Independent (2)
David Nierenberg	Independent
W. Arthur Porter	Independent
Gerald F. Taylor	Independent
Jon D. Tompkins	Independent
Robert R. Walker	Independent

(1)	The Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Guidelines.
(2)	Mr. Konidaris is President and Chief Executive Officer of ESI and therefore is not independent in accordance with the standards set forth in the Corporate Governance Guidelines.

The Company has also adopted a Code of Conduct and Business Practices applicable to the Company’s directors, officers, employees and agents of ESI and its subsidiaries and a Code of Ethics for Financial Managers. Copies of the Company’s Code of Conduct and Business Practices and Code of Ethics for Financial Managers are available on the Company’s website at www.esi.com.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership.

In accordance with our Corporate Governance Guidelines, it is the practice of the Board of Directors to select a director as Chairman of the Board who qualifies as independent as defined in the Corporate Governance Guidelines. If the Chairman of the Board ceases to qualify as independent, the Board of Directors will designate an independent director to serve as Lead Director. We believe that this structure enhances the Board’s oversight of management, strengthens the Board’s ability to communicate its views to management, increases the Board’s independence and otherwise enhances our governance.

Risk Oversight.

The Board as a whole is responsible for overseeing our risk management function and certain members of our senior management team are expressly authorized by the Board to be responsible for implementation of our day-to-day risk management processes. In connection with the Board’s annual strategic and financial plan review, senior management makes a multidisciplinary presentation to the Board on significant strategic, operational, financial, legal and compliance risks facing the Company. At the other three quarterly Board meetings, senior management provides an update to the Board on specific risk-related issues.

Additionally, the Board is actively involved in oversight of certain risk areas conducted primarily through committees of the Board, as disclosed in the charters of each of the committees. The Compensation Committee is responsible for overseeing the management of the Company’s executive compensation plans and incentive arrangements and routinely reviews these programs to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. The Audit Committee oversees management of financial, financial reporting, legal and insurance related risks and meets with management on at least a quarterly basis. As frequently as necessary, the Audit Committee Chair meets with senior management, our outside counsel and our independent auditors to discuss any hotline complaints, allegations of violations of our Code of Ethics and other ethical, legal or compliance matters. The Nominating and Corporate Governance Committee manages risks associated with the qualifications and independence of the Board of Directors and potential conflicts of interest. The Technology Committee meets regularly with the Company’s engineers and the Scientific Advisory Board, a panel of outside industry and educational leaders, to assess future technology innovations, opportunities and risks. The Board satisfies their risk oversight responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from management responsible for oversight of particular risks within the Company.

CHANGE IN FISCAL YEAR

In July 2007, the Company changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, all references to fiscal year 2010 in this document are to the 53-week period ended April 3, 2010; references to fiscal year 2009 are to the 52-week period ended March 28, 2009 and references to fiscal year/period 2008 are to the 43-week period ended March 29, 2008 (approximately ten months).

BOARD COMPENSATION

During fiscal 2010, the Board of Directors was compensated for eight meetings, which included telephonic meetings, and each member of the Board of Directors attended at least 75 percent of the aggregate number of the meetings of the Board of Directors and the committees of which he was a member. All directors were reimbursed for all reasonable expenses incurred in attending meetings. Directors are expected to attend shareholders meetings. All directors then in office attended the 2009 annual meeting of shareholders.

Directors who are not employees of the Company received the following fees to the extent applicable to the individual directors: (a) an annual cash retainer of $60,000 for the service as the Chairman of the Board; (b) an annual cash retainer of $30,000 for (non-Chairman) Board service, plus $1,500 for each Board meeting attended, $1,000 for each Committee meeting attended and $750 for each telephonic meeting attended; (c) an annual fee of $10,000 for service as chair of the Audit Committee and an annual fee of $8,000 for service as chair of a committee other than the Audit Committee. Effective December 1, 2008, the Board of Directors agreed to take a temporary reduction in fees of 15% consistent with other pay reduction actions implemented across the Company. This was reduced to 7.5% on October 1, 2009 and then eliminated effective January 1, 2010, which was also consistent with other pay reduction actions implemented across the Company. The Company also provides for reimbursement in the amount of $2,500 every two years for continuing education programs relating to the performance of duties of a director of a public company.

Non-employee directors also receive equity grants as a component of their total compensation. Stock options were granted prior to fiscal year 2007. Beginning in fiscal year 2007, the Company has granted restricted stock units rather than stock options.

On May 14, 2009, each director who was not a full-time employee of the Company was granted 10,000 restricted stock units under the 2004 Stock Incentive Plan. These units vested one hundred percent on the date of grant. Mr. Nierenberg was granted 12,500 restricted stock units on February 24, 2010, upon his appointment as a member of the Board. These units vest 25% on each of the first four anniversaries of the grant date.

FISCAL YEAR 2010 DIRECTOR COMPENSATION

The following table shows compensation earned by the Company’s non-employee directors in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)		Option Awards ($)	Total ($)
Frederick A. Ball	$43,598	(5)	$82,600	(2)(7)	—	$126,198
Richard J. Faubert	$43,118		$82,600	(2)(7)	—	$125,718
Edward C. Grady	$43,755		$82,600	(2)(7)	—	$126,355
Barry L. Harmon	$51,680		$82,600	(2)	—	$134,280
David Nierenberg	—		$156,625	(3)	—	$156,625
W. Arthur Porter	$58,805		$82,600	(2)	—	$141,405
Gerald F. Taylor	$53,356		$82,600	(2)	—	$135,956
Keith L. Thomson (4)	$19,975		$82,600	(2)	—	$102,575
Jon D. Tompkins	$82,808		$82,600	(2)	—	$165,408
Robert R. Walker	$44,293	(6)	$82,600	(2)(7)	—	$126,893

(1)	Represents the full grant date fair value of the awards granted to each director and former director in the fiscal year ended April 3, 2010, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.
(2)	Comprised of a grant of 10,000 restricted stock units on May 14, 2009 which vested immediately.
(3)	Comprised of a grant of 12,500 restricted stock units on February 24, 2010, upon Mr. Nierenberg’s appointment as a member of the Board. These units vest 25% on each of the first four anniversaries of the grant date.
(4)	Mr. Thomson retired from the Board effective August 13, 2009.
(5)	Elected to defer $21,799 to the Company’s deferred compensation plan.
(6)	Elected to defer entire amount to the Company’s deferred compensation plan.
(7)	Elected to defer entire amount to the Company’s deferred compensation plan.

In May 2008, the Board amended the Company’s deferred compensation plan to provide for participation by the Company’s directors. Under the deferred compensation plan, directors can generally elect to defer a minimum of 10% and a maximum of 100% of the fees they receive from the Company for their service on the Board. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the director. Directors may also defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts.

BOARD COMMITTEES

The Company maintains an Audit Committee that currently consists of Gerald F. Taylor (Chairman), Frederick A. Ball and Robert R. Walker. All of the members of the Audit Committee are “independent directors” in accordance with the NASDAQ Stock Market listing standards and pursuant to the criteria established in Section 10A(m) of the Securities Exchange Act of 1934, as amended. Each of Messrs. Taylor, Ball and Walker has financial reporting oversight experience, including serving as chief financial officer of a public company. See “Proposal 1: Election of Directors” for their biographies. The Board of Directors has determined that each of Messrs. Taylor, Ball and Walker is an audit committee financial expert as defined in SEC rules. The Audit

Committee Charter requires the Audit Committee to review any transaction with a related person or in which a related person has a direct or indirect interest and to determine whether to ratify or approve the transaction, with such ratification or approval to occur only if the Committee determines that the transaction is fair to the Company or otherwise in the interest of the Company. The Audit Committee meets with management and with representatives of ESI’s independent registered public accounting firm, KPMG LLP, including meetings without the presence of management. The Audit Committee met twelve times in fiscal 2010.

The Company maintains a Compensation Committee that currently consists of Barry L. Harmon (Chairman), Richard J. Faubert, Edward C. Grady, David Nierenberg and Jon D. Tompkins. David Nierenberg was appointed on February 24, 2010, when he became a director. All members of the Compensation Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Compensation Committee has been delegated authority to set officers' compensation and to grant awards under the Company's stock incentive plan. For additional information about the Compensation Committee, see “Compensation Discussion and Analysis,” set forth below. The Compensation Committee met six times in fiscal 2010.

The Company maintains a Corporate Governance and Nominating Committee that currently consists of Jon D. Tompkins (Chairman), Barry L. Harmon and W. Arthur Porter. All members of the Corporate Governance and Nominating Committee have been determined to be independent by the Board of Directors in accordance with the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its oversight responsibilities related to seeking candidates for membership on the Board of Directors, assessing the corporate governance policies and processes of the Board of Directors and reviewing from time to time the policies of the Board of Directors related to director qualifications, compensation, tenure and retirement. The Corporate Governance and Nominating Committee met four times in fiscal 2010.

The Company maintains a Technology Committee that currently consists of W. Arthur Porter (Chairman), Richard J. Faubert, and Edward C. Grady. The Technology Committee assists the Company in identifying new technologies and assuring the Company has in place policies and practices to maintain and enhance its technical capabilities. The Technology Committee met four times in fiscal 2010.

Shareholders may recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Corporate Governance and Nominating Committee c/o Chairman of the Corporate Governance and Nominating Committee, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Corporate Governance and Nominating Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by January 31, 2011 will be considered for nomination for election at the 2011 Annual Meeting of Shareholders. Recommendations received after January 31, 2011 will be considered for nomination for election at the 2012 Annual Meeting of Shareholders. Following the identification of the director candidates, the Corporate Governance and Nominating Committee will meet to discuss and consider each candidate’s qualifications and shall determine by majority vote the candidate(s) whom the Corporate Governance and Nominating Committee believes would best serve the Company. In evaluating director candidates, the Corporate Governance and Nominating Committee will consider a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee believes that candidates for director should have certain minimum qualifications, including high ethical character, a reputation that enhances the image and reputation of the Company, being highly accomplished and a leader in his or her respective field, relevant expertise and experience, the ability to exercise sound business judgment and the ability to work with management collaboratively and constructively. In addition, the Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules and that at least two-thirds of the members of the Board should meet the definition of independent under the NASDAQ Stock Market listing standards and Securities and Exchange Commission rules. The Committee also believes the Company’s Chief Executive Officer should participate as a member of the Board. A candidate recommended by a shareholder will be evaluated in the same manner as a candidate identified by the Committee.

COMMUNICATIONS WITH BOARD

Any shareholder who desires to communicate with the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Corporate Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the Board of Directors in a timely manner.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR the election of the nominees named in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of June 7, 2010 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each of the Company’s current directors and nominees for director, (iii) each individual named in the Summary Compensation Table and (iv) all directors and executive officers of the Company on June 7, 2010 as a group. Applicable percentage of ownership is based on 27,832,779 shares of Common Stock outstanding as of June 7, 2010 together with applicable options (includes stock appreciation rights) and restricted stock units held by such shareholders. Shares of Common Stock subject to options exercisable at June 7, 2010 or exercisable within 60 days after June 7, 2010 and shares of Common Stock underlying restricted stock units vested at June 7, 2010 or vesting within 60 days after June 7, 2010, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Approximate Percent of Class
Frederick A. Ball	78,175	(2)	*
Richard J. Faubert	78,175	(2)	*
Edward C. Grady	20,400	(3)	*
Barry L. Harmon	94,175	(4)	*
Nicholas Konidaris	807,571	(5)	2.83%
David Nierenberg	3,811,984	(6)	13.70%
W. Arthur Porter	66,175	(7)	*
Gerald F. Taylor	75,175	(7)	*
Jon D. Tompkins	82,400	(8)	*
Robert R. Walker	80,175	(2)	*
Robert DeBakker	177,388	(9)	*
Kerry Mustoe	87,417	(10)	*
Paul Oldham	75,429	(11)	*
Bing-Fai Wong	95,521	(12)	*
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	2,144,377	(13)	7.70%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,417,877	(14)	8.69%
FMR LLC 82 Devonshire Street, Boston, MA 02109	1,753,990	(15)	6.30%
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street, Camas, WA 98607	3,811,984	(6)	13.70%
Third Avenue Management LLC 622 Third Avenue, 32nd Floor, New York, NY 10017	3,804,924	(16)	13.67%
14 directors and executive officers (as of 6/7/10) as a group	5,630,160		19.12%

*	Less than 1 percent.
(1)	Shares are held directly with sole investment and voting power unless otherwise indicated.
(2)	Includes 55,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 4,900 shares underlying restricted stock units that vested within 60 days after June 7, 2010. In addition, includes 15,500 shares deferred under the Company’s deferred compensation plan.
(3)	Includes 15,500 shares deferred under the Company’s deferred compensation plan.
(4)	Includes 71,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 4,900 shares underlying restricted stock units that vested within 60 days after June 7, 2010.

(5)	Includes 717,500 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 8,500 shares underlying restricted stock units that vested within 60 days after June 7, 2010. Mr. Konidaris shares voting and investment rights with his spouse.
(6)	David Nierenberg is the President of Nierenberg Investment Management Company, Inc. (“NIMCO”), an investment manager of several investment funds. David Nierenberg and NIMCO have joint beneficial ownership and shared voting authority over the shares managed by NIMCO. The 3,811,984 shares reported herein are based on (a) information set forth in the Form 13F filed by NIMCO with the Securities and Exchange Commission on May 14, 2010 for the calendar year or quarter ended March 31, 2010, and (b) 5,500 restricted stock units granted to David Nierenberg on May 13, 2010, which vested immediately upon grant and were then deposited into the accounts of the funds managed by NIMCO.
(7)	Includes 43,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 4,900 shares underlying restricted stock units that vested within 60 days after June 7, 2010.
(8)	Includes 63,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 4,900 shares underlying restricted stock units that vested within 60 days after June 7, 2010.
(9)	Includes 152,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 12,500 shares underlying restricted stock units that vested within 60 days after June 7, 2010.
(10)	Includes 79,750 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 2,000 shares underlying restricted stock units that vested within 60 days after June 7, 2010.
(11)	Includes 70,000 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010.
(12)	Includes 88,912 shares subject to stock options that were exercisable at or that would become exercisable within 60 days after June 7, 2010. Also includes 600 shares underlying restricted stock units that vested within 60 days after June 7, 2010.
(13)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, in which the entity reported its beneficial ownership as of December 31, 2009 as 2,144,377 shares.
(14)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010, in which the entity reported its beneficial ownership as of December 31, 2009 as 2,417,877 shares. Dimensional Fund Advisors LP, an investment advisor, reported it has sole voting power with respect to 2,395,906 and dispositive power with respect to 2,417,877 shares.
(15)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010, in which the entity reported its beneficial ownership as of December 31, 2009 as 1,753,990 shares. FMR LLC reported it has sole dispositive power with respect to 1,753,990 shares.
(16)	Based solely on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010, in which the entity reported its beneficial ownership as of December 31, 2009 as 3,804,924 shares. Third Avenue Management LLC reported it has sole voting power with respect to 3,801,899 shares and sole dispositive power with respect to 3,804,924 shares.

EXECUTIVE OFFICERS

As of June 7, 2010, the executive officers of the Company were as follows:

Name	Age	Position
Nicholas Konidaris	65	President and Chief Executive Officer
Paul Oldham	47	Vice President of Administration, Chief Financial Officer and Corporate Secretary
Robert DeBakker	52	Vice President of Operations
Kerry Mustoe	53	Vice President of Finance, Corporate Controller and Chief Accounting Officer
Bing-Fai Wong	51	Vice President of Customer Operations

See Mr. Konidaris’ biography under “Proposal 1: Election of Directors.”

Mr. Oldham joined the Company on January 7, 2008 as Vice President of Administration, Chief Financial Officer and Corporate Secretary. Prior to joining ESI, Mr. Oldham was employed at Tektronix, Inc., a test, measurement, and monitoring company, since 1988, where he held several senior leadership positions including Vice President Finance and Corporate Controller, European Operations Controller, and most recently Vice President Treasurer and Investor Relations.

Mr. DeBakker was appointed Vice President of Operations in September 2004. From 2000 to 2004, he was employed with IBM, a provider of business and information technology services, first as Vice President i/p Series Manufacturing, then as Vice President Strategy Integrated Supply Chain and finally as Vice President x Series Integrated Supply Chain. From 1997 to 2000, Mr. DeBakker was Vice President of Operations of Sequent Computer Systems, a manufacturer and provider of information technology solutions.

Ms. Mustoe has served as the Company’s Corporate Controller and Chief Accounting Officer since September 2003. In December 2005, she was appointed Interim Chief Financial Officer and served as such until September 2006. She was appointed Vice President on January 18, 2007. She was appointed Interim Chief Financial Officer again from September 28, 2007 until January 7, 2008. Prior to joining the Company, Ms. Mustoe held director of accounting and finance positions at technology firms including FEI Company, a provider of products and systems used in the nanotechnology industry, Oresis Communications, a provider of switching products for the telecommunication industry, RadiSys Corporation, a provider of communications systems components, and Sequent Computer Systems, a manufacturer and provider of information technology solutions. Previously, Ms. Mustoe was an auditing manager and certified public accountant with PricewaterhouseCoopers Corporate Finance LLC in Portland, Oregon.

Mr. Wong was promoted to Vice President of Customer Operations in May 2009 and joined ESI in May 1998 from Giga-tronics, an electronics manufacturer. During his tenure at ESI, Mr. Wong has held a variety of positions including director of sales and service and senior director of marketing. Mr. Wong previously worked for Hewlett-Packard Company, a provider of computer and printer products and services, and began his career at Philips HK Ltd., an electronics manufacturer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors (the “Committee”) consists entirely of non-employee independent directors as defined by the rules of the NASDAQ Stock Market and the Company’s Corporate Governance Guidelines. The current members of the Committee are Barry L. Harmon (Chairman), Richard J. Faubert, Edward C. Grady, David Nierenberg and Jon D. Tompkins. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors, which the Committee reviews annually. The Charter is available for review on the Company’s Web site at www.esi.com.

The Committee reviews and approves the compensation of all executives, including the Chief Executive Officer (CEO). The Committee has full authority to determine annual base salary and incentive compensation, equity incentives and all other compensation for the executives. The Committee reviews and approves all equity grants to executives and annual equity grants to all other employees.

Base salary and incentive compensation award decisions for all executive officers are made at the fiscal year quarter one meeting of the Committee in May in conjunction with annual performance reviews. The Committee reviews a tally sheet, which sets forth historic and current information regarding each element of compensation for each executive officer. It receives recommendations from the CEO as to compensation of other executives, and the CEO participates in discussions regarding their compensation. The Committee meets in executive session without the CEO to determine his compensation.

The Committee engaged Compensation Strategies, Inc., an independent outside compensation consultant, to advise it with respect to executive and director compensation for the 2010 fiscal period, as it has done in prior years. Compensation Strategies assists in the evaluation of the competitiveness of executive and director compensation and provides overall input to the Committee in the design and operation of its compensation programs. The Committee has sole authority to retain and terminate Compensation Strategies. Compensation Strategies reports solely to the Committee for all services related to executive compensation, and did not provide any other services to the Company for the fiscal 2010 period except for those related to executive and director compensation.

Compensation Philosophy

The Board of Directors and the Committee believe that the Company’s executive compensation programs should be related to both short-term and long-term corporate performance and improvement in shareholder value. The Company has developed a total compensation philosophy that ties a significant portion of executive compensation to achieving pre-established financial and operational results. The overall objectives of these executive compensation programs are to:

•	Attract and retain talented executives;

•	Motivate executives to execute long-term business strategies while achieving near-term financial targets; and

•	Align executive performance with the Company’s short-term and long-term goals for delivering shareholder value.

The elements of the Company’s compensation program for executives are base pay, annual cash incentives, equity incentives and a deferred compensation plan. Performance-based pay is a major element of executive compensation, which includes annual cash incentives and long-term stock-based equity incentives. Additionally, the Company also has an employee stock purchase plan, a 401(k) retirement plan and provides health care and other benefits to executives on the same basis as it does for all other employees. A limited number of key executives have change in control severance agreements, which entitle them to certain amounts in the event of termination under certain circumstances following a change in control of the Company.

Each element of the Company’s compensation program serves a somewhat different purpose, but in combination, the compensation program enables the Company to support its compensation philosophy and to offer compensation competitive with that offered by companies of similar size and complexity within high-technology electronics and similar industries.

The Committee believes that its executive incentive compensation arrangements do not encourage executives to take unnecessary or excessive risks that could threaten the value of the Company. For example, a significant portion of executives’ performance-based compensation is in the form of long-term equity incentives which generally vest over a three to five year period of time, thereby focusing the executives on the Company’s long-term interests. As a matter of best practice, the Company will continue to monitor its executive compensation program to ensure that it continues to align the interest of executives with those of its long-term shareholders while avoiding unnecessary or excessive risk.

The Committee used comparative information from a group of companies in the high-technology industry with which the Company competes for executive talent for establishing executive compensation goals (the “peer group companies”). The peer group companies, which are reviewed annually, were selected by the Committee, with input from Compensation Strategies and ESI management. The following companies were included in the peer group for the purpose of setting compensation for the 2010 fiscal period:

Advanced Energy Industries, Inc.	KLA-Tencor Corporation
ATMI, Inc.	Kulicke & Soffa Industries, Inc.
Brooks Automation, Inc.	Lam Research Corporation
Coherent, Inc.	MKS Instruments, Inc.
Cohu, Inc.	Newport Corporation
Cymer, Inc.	Rudolph Technologies, Inc.
Entegris, Inc.	Teradyne, Inc.
FEI Company	Ultratech, Inc.
FormFactor, Inc.	Varian Semiconductor Equipment Associates, Inc.
GSI Group, Inc.	Veeco Instruments, Inc.
Intevac, Inc.	Zygo Corporation

The comparison to the peer group companies is based on public information (proxy data), supplemented with public and private survey information. Market data is size adjusted (via statistical regression techniques) to remove the significant swings that occur between individual raw data points and construct market pay levels that are reflective of the Company’s size. All Committee decisions with regard to executive compensation are made on an annual basis.

The Committee believes that its total compensation philosophy should result in total compensation between the 50th and 75th percentile of similarly situated executives in the peer group companies. Generally, the Committee targets the 50th percentile for solid performance, with the opportunity to achieve total compensation at the 75th percentile of similarly situated executives for superior performance.

Fiscal Year 2010 Compensation – The Year in Review

In setting executive compensation for the 2010 fiscal period, the Committee reviewed the Company’s existing compensation programs and philosophy in light of current industry compensation practices and trends. Applying this philosophy for each executive officer, the Committee reviewed base salary, annual cash incentives, long-term incentives and all other elements of total compensation and compared these components to comparable elements of compensation at the peer group companies. However, due to very difficult economic and business conditions experienced throughout much of fiscal 2010, the Committee recommended no increase in base salaries for the year. Additional temporary measures were also implemented, including suspension of 401(k) retirement plan matching contributions, unpaid work furloughs, and reductions in pay for Company executives and employees. The temporary reductions in pay ranged from 10-15%, with Vice Presidents’ pay reduced 12% and the CEO’s pay reduced 15%. Pay levels were partially restored during the Company’s third quarter, and fully restored during the Company’s fourth quarter as business conditions improved. The 401(k) matching contributions have not yet been reinstated.

Determinations regarding annual cash incentives, long-term incentives and other elements of compensation were made consistent with the Committee’s compensation philosophy and in a manner that the Committee believed to be appropriate and reasonable based on individual and corporate performance. However, a portion of annual cash incentives was determined to be paid only upon the Company achieving positive earnings before interest, taxes, depreciation and amortization (EBITDA), rather than the annual plan results approved by the Board. In addition, the Committee approved a special one-time grant of stock appreciation rights to executives and employees in May 2009 to enhance employee retention and improve morale in light of the pay reductions discussed above and due to the significant number of out-of-the-money stock options outstanding.

Because the Company’s performance did not meet performance targets for the first three quarters of fiscal year 2010, but exceeded performance targets in the fourth quarter of fiscal year 2010, the named executive officers received a portion of the cash incentive compensation tied to the Company’s financial results for which they were eligible. As a result of the overall company performance, and the temporary measures described above, the actual total cash compensation to our named executive officers for fiscal year 2010 was below fiscal year 2010 target levels.

Named Executive Officers

Named executives in the Summary Compensation Table are as follows:

Nicholas Konidaris, President and Chief Executive Officer

Paul Oldham, Vice President of Administration, Chief Financial Officer and Corporate Secretary

Robert DeBakker, Vice President of Operations

Kerry Mustoe, Vice President of Finance, Corporate Controller and Chief Accounting Officer

Bing-Fai Wong, Vice President of Customer Operations

Base Salaries

Base salary levels are reviewed annually at the first quarterly meeting of the Committee. Base salaries for executives are determined by evaluating the responsibilities of the position and the experience of the individual and by reference to the competitive marketplace for corporate executives, including a comparison to base salaries for comparable positions at the peer group companies provided by Compensation Strategies. The Committee establishes base salary compensation levels for executives, including the named executive officers, generally at levels approximating the 50th percentile of similarly situated executives in the peer group companies. Individuals with outstanding performance in any given year may be provided with base pay up to the level of the 75th percentile. The Committee believes targeting these salary levels is necessary to attract and retain talented executives.

During the 2010 fiscal period, Mr. Konidaris’ annual base salary was $525,000 (prior to temporary pay reductions), which was the same as the previous year. Mr. Konidaris’ base salary places him at approximately the 50th percentile for chief executive officers at the peer group companies and reflects the Committee’s assessment of his solid performance and the performance of the Company under his leadership. Consistent with expense control efforts, the economic environment and business conditions, annual base salaries for other named executive officers also remained the same with the previous year. No named executive officers received annual base salary increases in the 2010 fiscal period.

Annual Cash Incentive Compensation

The Company’s executives are eligible to participate in an annual cash incentive plan. The performance objectives are established at the beginning of each fiscal year and are comprised of specific Company financial objectives based on the Company’s annual operating plan (as approved by the Board of Directors) as well as individual and shared management objectives. The Company’s financial performance objectives for the 2010 fiscal period were specified levels of revenues as well as positive EBITDA as a percentage of revenue. The Committee selected these performance objectives because they believe maximizing revenue and earnings are key to the Company’s success.

Annual Cash Incentive Plan Design

Of the total awards available to each executive under the annual cash incentive plan for the 2010 fiscal period, 33% of the award was based on the revenue objective, 33% was based on the EBITDA objective and 34% was based on the executive’s shared and individual objectives (MBOs).

The 34% portion of the plan based on MBOs is designed to motivate executive teamwork and reward performance relative to the most critical Company-level objectives. The objectives were reviewed and approved by the Committee at the beginning of the 2010 fiscal year.

Of the 100 total target points available with respect to MBOs, 85 target points were assigned to a common set of shared objectives categorized within customer targeting, innovation and execution focus areas. All executives, including the CEO, shared this common set of objectives.

The remaining objectives, worth 15 target points, were specific to each executive’s key business initiatives and categorized by customer targeting, innovation and operational efficiency, as appropriate for the executive’s position.

The Committee assigned each executive officer a percentage of base salary (the “targeted amount”) which was used to calculate benefits under the bonus plan. The targeted amount for the CEO was 100% of base salary and the targeted amount for the other named executive officers ranged from 45%-70% of base salary.

The Committee set a baseline plan, a minimum threshold amount and a maximum amount for both the revenue and EBITDA objectives for payouts under the cash incentive plan. In the 2010 fiscal period, these objectives were calculated and earned quarterly but paid out at the end of the year. The Committee believes this method was appropriate given the uncertain business environment and significant fluctuation in results within the fiscal year. Attainment of the minimum threshold under the plan for revenue or EBITDA results in a performance payout beginning at 0% of the target payment associated with that component of the plan. For each quarter when the EBITDA attainment exceeds the threshold for 100% of the quarterly target payment, that attainment percentage is used as a multiplier towards one quarter of the annual payout based on the MBO attainment percentage. This multiplier is used to recognize and reward the difficult group and individual stretch goals contained in the MBO portion and to create an upside to the MBO measure when the Company has exceeded the EBITDA target. The maximum award payable is 200% of the targeted amount.

For the 2010 fiscal period, the quarterly baseline revenue target was $55 million, with the minimum threshold and maximum amounts set at 72.7% and 118.2%, respectively, of the revenue target. The quarterly baseline EBITDA percentage was 13.69%, with the minimum threshold and maximum amounts set at greater than 0% and 124.7%, respectively, of the baseline plan percentage. The percentage of target for the MBOs is determined for each executive separately based upon his or her performance and review of the objectives as of the end of the fiscal year.

For the 2010 fiscal period, the Company’s total revenues and EBITDA percentage did not meet the minimum target award levels except for the fourth quarter. The results for the fourth quarter revenue objective were 146.04%, resulting in 36.51% overall annualized revenue attainment for fiscal 2010. The results for the fourth quarter EBITDA objective were 146.22%, resulting in 36.56% overall annualized EBITDA attainment for fiscal 2010. Executive MBOs were scored individually as a percentage of their 100 target points. Because EBITDA was achieved over 100% during the fourth quarter of fiscal 2010, an annualized multiplier of approximately 1.12 was applied to each executive’s MBO score. Mr. Konidaris’ MBOs for the 2010 fiscal period related to margin goals, expense management, revenue growth, executive development, new product introduction process improvement and the level of achievement of the objectives of his direct reports. Based on revenue, EBITDA and the above personal objectives, Mr. Konidaris was awarded 54.08% of his target which resulted in a cash incentive of $257,303 for the 2010 fiscal period.

Other named executive officers’ personal objectives for the 2010 fiscal period related to growth, margin goals, operating profit, market share improvement, globalization, effective tax rate improvement and operational efficiency, as appropriate for the executive’s position. Named executive officers were awarded bonus payments ranging from 52.56% to 54.08% of target.

Long-Term Incentive Compensation

To align shareholder and executive interests and to create incentives for improving shareholder value, the long-term component of the Company’s executive compensation program generally uses a model of 40% stock appreciation rights or stock options, 40% performance-based restricted stock unit awards, 20% time-based restricted stock unit awards and, on a selective basis for superior performance, additional time-based restricted stock unit awards. The program has three primary objectives: (1) to create incremental shareholder value, (2) to provide focus on achievement of specific performance goals and (3) to reward and retain high-impact employees.

The award levels for stock appreciation rights, performance-based restricted stock units and time-based restricted stock units are generally established at levels approximating the 50th percentile of similarly situated executives in the peer group companies. The Committee believes this metric is appropriate for attracting and retaining talented executives. The Company determines grant sizes based on economic values on grant dates versus those of its peers.

Stock Appreciation Rights. Stock appreciation rights provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals. Stock appreciation rights are awarded at the market closing price on the grant date and entitle the grantee to receive at exercise a number of shares of common stock equal to the number of rights being exercised multiplied by the increase in the stock price from the grant price as measured on the date of exercise, with the result divided by the market price on the date of exercise. The Committee believes stock appreciation rights have the same incentive effect as stock options, but with less dilution to shareholders. The Committee has not granted, nor does it intend to grant in the future, equity awards in anticipation of the release of material nonpublic information. Similarly, the Company has not timed, nor does it intend to time in the future, the release of material nonpublic information based upon equity award grant dates. The Committee’s schedule is generally determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Performance-based Restricted Stock Unit Awards. Performance-based restricted stock unit awards entitle recipients to receive shares of the Company’s common stock based upon the average three-year performance of the Company versus the peer group companies with respect to predetermined performance criteria. The units may be allocated among more than one criterion and are earned depending on the Company’s ultimate percentile rank achieved compared against the peer group companies for the applicable criteria. Generally, none of the units is earned for a ranking below the 25th percentile and 200% of the units are earned for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units are earned. The Committee has the discretion to permit vesting of units for a ranking below the 25th percentile. The Company believes compensation plans that are tied to the Company’s performance in relation to peer companies are the optimum way of providing incentives to executives and to reward success, since success in this area will, over the long term, enhance shareholder value.

The performance-based restricted stock units awarded during fiscal 2010 are subject to two separate performance criteria. Sixty percent of the units subject to an award will be earned based on the average of the annual percentage increase or decrease in the net sales of the Company for each of fiscal 2010, 2011 and 2012 compared to the immediately preceding fiscal year relative to that same comparison for the peer group companies. Forty percent of the units subject to an award will be earned based on the average of operating cash flow as a percentage of net sales for the Company for each of fiscal 2010, 2011 and 2012 compared to the immediately preceding fiscal year relative to the same comparison for the peer group companies. To the extent any units are earned under the performance criteria, the number of units earned may be increased to the extent the Company has net sales in fiscal 2012 from new or target applications or markets identified in the Company’s fiscal 2009 strategic plan or new applications or markets not identified in the strategic plan. The number of units earned will be increased by 10%, 20% and 30% to the extent revenue from these sources in fiscal 2012 represents 25%-35%, 35%-40% and more than 40% of the Company’s total revenue in fiscal 2012, respectively. For fiscal 2010, the Committee believes that net sales and operating cash flows are the best metrics for assessing the Company’s performance relative to its peers. The Committee added the increase feature to further induce management to focus on expanding into new markets and develop new products, which the Committee believes is important for the Company’s future success.

Time-based Restricted Stock Unit Awards. Time-based restricted stock unit awards are intended to serve as a retention incentive for all executives, with additional time-based restricted stock units awarded to those executives the Committee believes to be superior performers. The value of these awards, when added to the value of an executive’s other long-term equity-based incentive awards, is intended to result in long-term incentive opportunity to the executive over the 50th percentile of the peer group companies for similarly situated executives. The time-based restricted stock units awarded during the 2010 fiscal period cliff vest on the third anniversary of the grant date (except for the special provision in the event of Mr. Konidaris’ earlier retirement described below). The additional time-based restricted stock units granted for superior performance vest on the fifth anniversary of the grant date (except for the special provision in the event of Mr. Konidaris’ earlier retirement described below).

During the 2010 fiscal period, Mr. Konidaris was awarded 150,000 stock appreciation rights with four-year pro rata vesting, 30,000 performance-based restricted stock units, and 43,000 time-based restricted stock units. The 30,000 performance-based restricted stock unit award was made on the same basis as the awards for other officers. Of the time-based restricted stock units granted, 18,000 units cliff vest on the third anniversary of the date of grant and 25,000 units cliff vest on the fifth anniversary of the grant date; however, upon retirement, they vest on a pro rata basis equal to the proportion of the three and five years that he has been employed.

One-Time Grant of Stock Appreciation Rights. Because of the global financial crisis, the economic slowdown and the associated decline in the market prices of technology stocks in general, a large number of stock options previously granted to employees and executives were significantly “out of the money” in the first quarter of fiscal 2010. For example, in February 2009, approximately 1.3 million options were outstanding with an exercise price of $11.00 or greater at a time when the Company’s stock price was approximately $6.26 per share. The Committee was concerned that these outstanding awards did little for employee retention or to incent employees, especially given the uncertainties in the economic environment for the foreseeable future. The Committee was also concerned about employee morale following the temporary pay reductions described above. As a result, in May 2009, the Committee approved a special one-time grant of stock appreciation rights. There were 394,900 rights issued to non-executive employees and 485,000 rights issued to executives (including 150,000 rights issued to the CEO). These awards vest one-fourth annually over four years. The allocation of stock appreciation rights had no bearing on the number of out-of-the-money stock options held by a recipient. Rather, awards were based on a merit assessment. In determining the size of the total grant pool and the portions allotted to employees and to executives, the Committee took into account the size of awards deemed sufficient to provide retention and performance incentives, ISS burn-rate guidelines, shareholder dilution, and compensation-related expense.

Stock Ownership Guidelines. On May 14, 2008, the Committee approved a resolution to adopt a Stock Ownership Guideline Program for Executives. The program is intended to further motivate executives to focus on company performance, drive high performance among individuals within the organization overall, and support the Company’s compensation philosophy. The Stock Ownership Guideline levels are a specific number of shares determined as follows:

•	3x base salary for CEO

•	1x base salary for Vice Presidents

The guidelines will be revisited only upon a substantial change in stock price. Executives will have five years (or more, as may be necessary on a case by case basis) to achieve ownership levels. Shares owned outright, employee stock purchase plan shares, and unvested restricted stock units will be included. Vested or unvested stock options and stock appreciation rights are not included.

Change In Control and Severance Agreements

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as CEO of the Company. The Company also has change in control severance agreements in place for Robert DeBakker and Paul Oldham. The Committee believes that these agreements could be an important factor in maintaining stability of the management team at a time when there is uncertainty about their continued employment by the Company. The terms of the change in control severance agreements for these executives were established by the Committee to provide what it believes to be reasonable benefits in the event of termination following a change in control. See “Potential Payments upon Termination or Change in Control” in this proxy statement for more information regarding these agreements.

Deferred Compensation Plan

Executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the Deferred Compensation Plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon the date six months after termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to 10 years, as elected by the executive.

Officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Issuance of shares of Company common stock is under the same terms as cash amounts. The Company sets aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

The deferred compensation plan is offered to executives in order to allow them to defer more compensation than they otherwise would be permitted to defer under a tax-qualified retirement plan, such as the Company’s 401(k) retirement plan. The Company offers the deferred compensation plan as a competitive practice to enable it to attract and retain top talent.

Other Benefits

The Company’s executives are eligible to participate in the 401(k) retirement plan, employee stock purchase plan and health and welfare plans on the same basis as other employees. Due to uncertainty with respect to future business conditions, the Company continued the suspension of the match to its 401(k) plan implemented in March 2009. The Company will reevaluate reinstating this benefit at the beginning of calendar year 2011.

Deductibility of Compensation

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

In recent years, compensation paid to the Company’s chief executive officer and to each of its four other most highly-compensated executive officers has been deductible by the Company even though certain compensation may not have qualified as “performance-based compensation.” However, it is possible that non-qualifying compensation paid to the Company’s executives may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, some of the Company’s executives have been granted time-based restricted stock units that will vest over the next several years; some of the Company’s executives have been awarded inducement option grants outside of shareholder approved plans in connection with their hire and Mr. Konidaris received a grant of restricted stock at the time he was hired in January 2004 that compensated him for stock options from his former employer that he forfeited by joining the Company. These awards will not qualify as “performance-based compensation.” The Company believes that all of the stock options granted to its executives under its shareholder approved plans qualify under Section 162(m) as performance-based compensation.

Fiscal Year 2011 – The Year Ahead

The Company expects to continue to face uncertain business conditions throughout fiscal year 2011. As a result, the Compensation Committee evaluated compensation for fiscal year 2011 with strong focus on balancing retention of key executive officers, the expected economic conditions in fiscal year 2011 and the Company’s pay for performance principles. With this in mind, the Compensation Committee determined that the named executive officers will receive base salary increases for fiscal year 2011.

Continued emphasis will be placed on compensation elements aimed at improving long-term Company financial performance through various equity vehicles including stock appreciation rights, performance-based restricted stock units and time-based restricted stock units.

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid for services to the Company, as well as the aggregate grant date fair value of all equity awards granted in fiscal years 2010, 2009 and the 2008 ten-month fiscal period for:

•	The Company’s chief executive officer;

•	The Company’s chief financial officer;

•	The three other individuals who were serving as executive officers of the Company at the end of fiscal year 2010.

The above individuals are referred to hereafter as the “named executive officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (1)	Salary	Bonus	Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Nicholas Konidaris	2010	$475,781	—	$623,283	(6)(9)	$581,700	$257,303	—	$1,938,067
President and Chief Executive Officer	2009	$468,598	—	$895,320	(10)	$258,836	$98,780	$5,275	$1,726,809
	2008	$416,667	—	$1,166,990		$390,964	$502,327	$4,563	$2,481,511

Paul Oldham	2010	$277,500	—	$206,500	(11)	$349,020	$105,050	—	$938,070
Vice President of Administration, Chief Financial Officer and Corporate Secretary	2009	$265,528	—	$397,920	(12)	$97,064	$29,729	$5,704	$795,945
	2008	$65,872		$28,125		$603,608	$45,614	$700	$743,919

Robert DeBakker	2010	$231,250	—	$159,202	(7)(13)	$193,900	$75,036	—	$659,388
Vice President of Operations	2009	$227,072	—	$248,700	(14)	$77,651	$25,941	$6,156	$585,520
	2008	$200,000	—	$308,205		$137,865	$136,403	$5,675	$788,148

Kerry Mustoe	2010	$171,125	—	$115,345	(8)(15)	$135,730	$54,253	—	$476,453
Vice President of Finance, Corporate Controller and Chief Accounting Officer	2009	$170,121	—	$265,280	(16)	$51,767	$24,293	$5,967	$517,428
	2008	$182,500	—	$228,300		$98,475	$103,164	$6,291	$618,730

Bing-Fai Wong	2010	$192,188	—	$86,730	(17)	$155,120	$45,456	—	$479,494
Vice President of Customer Operations	2009	$192,410	—	$149,220	(18)	$84,122	$12,368	$6,484	$444,604

(1)	In fiscal 2008, the Company changed its fiscal year from consisting of 52 or 53 weeks ending on the Saturday nearest May 31 to the 52 or 53 weeks ending on the Saturday nearest March 31. Accordingly, references in this table to fiscal year 2010 are to the 53-week period ended April 3, 2010; references to fiscal year 2009 are to the 52-week period ended March 28, 2009; and references to fiscal year/period 2008 are to the 43-week period ended March 29, 2008 (approximately ten months).
(2)	Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation – Stock Compensation” (ASC Topic 718). Awards are valued at the closing market price of the Company’s common stock on the grant date.
(3)	Represents the aggregate grant date fair value of option and stock appreciation right awards computed in accordance with ASC Topic 718. The fair value of options and stock appreciation rights is estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options and stock appreciation rights under ASC Topic 718 are disclosed in the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal period ended April 3, 2010. In fiscal year 2010, stock appreciation rights were issued in lieu of stock options and are explained in the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis.

(4)	Represents payments under the Company’s annual cash incentive plan.
(5)	Except as otherwise indicated, represents 401(k) matching contributions made by the Company. The Company suspended the 401(k) match effective March 1, 2009.
(6)	Includes $20,303 in grant date fair value for the additional 5.6% earned on the performance-based restricted stock units granted in fiscal 2008 based on actual performance and which vested at the end of fiscal 2010.
(7)	Includes $6,392 in grant date fair value for the additional 5.6% earned on the performance-based restricted stock units granted in fiscal 2008 based on actual performance and which vested at the end of fiscal 2010.
(8)	Includes $3,835 in grant date fair value for the additional 5.6% earned on the performance-based restricted stock units granted in fiscal 2008 based on actual performance and which vested at the end of fiscal 2010.
(9)	Includes $247,800 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $644,280.
(10)	Includes $331,600 for the fiscal year 2009 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $663,200.
(11)	Includes $82,600 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $214,760.
(12)	Includes $132,640 for the fiscal year 2009 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $265,280.
(13)	Includes $57,820 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $150,332.
(14)	Includes $82,900 for the fiscal year 2009 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $165,800.
(15)	Includes $41,300 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $107,380.
(16)	Includes $66,320 for the fiscal year 2009 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $132,640.
(17)	Includes $57,820 for the fiscal year 2010 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $150,332.
(18)	Includes $99,480 for the fiscal year 2009 performance-based restricted stock unit award calculated at 100% attainment. The maximum grant date fair value which may be attained for this award is $198,960.

FISCAL 2010 GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the fiscal 2010 incentive opportunities for the named executive officers and the restricted stock units and stock appreciation rights granted to the named executive officers in fiscal 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas Konidaris	—	$1,618	$475,781	$951,562	—	—	—	—		—		—	—
	5/14/09	—	—	—	6,000	30,000	78,000	—		—		—	$247,800
	5/14/09	—	—	—	—	—	—	18,000	(3)	—		—	$148,680
	5/14/09	—	—	—	—	—	—	25,000	(4)	—		—	$206,500
	5/14/09	—	—	—	—	—	—	—		150,000	(5)	$8.26	$581,700

Paul Oldham	—	$660	$194,250	$388,500	—	—	—	—		—		—	—
	5/14/09	—	—	—	2,000	10,000	26,000	—		—		—	$82,600
	5/14/09	—	—	—	—	—	—	5,000	(3)	—		—	$41,300
	5/14/09	—	—	—	—	—	—	10,000	(4)	—		—	$82,600
	5/14/09	—	—	—	—	—	—	—		90,000	(5)	$8.26	$349,020

Robert DeBakker	—	$472	$138,750	$277,500	—	—	—	—		—		—	—
	5/14/09	—	—	—	1,400	7,000	18,200	—		—		—	$57,820
	5/14/09	—	—	—	—	—	—	3,500	(3)	—		—	$28,910
	5/14/09	—	—	—	—	—	—	8,000	(4)	—		—	$66,080
	5/14/09	—	—	—	—	—	—	—		50,000	(5)	$8.26	$193,900

Kerry Mustoe	—	$349	$102,675	$205,350	—	—	—	—		—		—	—
	5/14/09	—	—	—	1,000	5,000	13,000	—		—		—	$41,300
	5/14/09	—	—	—	—	—	—	2,500	(3)	—		—	$20,650
	5/14/09	—	—	—	—	—	—	6,000	(4)	—		—	$49,560
	5/14/09	—	—	—	—	—	—	—		35,000	(5)	$8.26	$135,730

Bing-Fai Wong	—	$294	$86,485	$172,970	—	—	—	—		—		—	—
	5/14/09	—	—	—	1,400	7,000	18,200	—		—		—	$57,820
	5/14/09	—	—	—	—	—	—	3,500	(3)	—		—	$28,910
	5/14/09	—	—	—	—	—	—	—		40,000	(5)	$8.26	$155,120

(1)	Represents the incentive for fiscal 2010 under the Company’s annual executive team bonus plan and estimated payouts at threshold, target and maximum levels of performance. The actual amount earned by each named executive officer for fiscal 2010 is set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)

Represents performance-based restricted stock unit awards. Vesting under these awards is based on two performance goals. Vesting of sixty percent of the restricted stock units awarded is based on the average of the annual percentage increase/decrease in net sales of the Company for each of fiscal 2010-2012 as compared to the immediately preceding fiscal years, relative to that same comparison for the peer group companies. Vesting of forty percent of the restricted stock units awarded is based on the average of operating cash flow as a percentage of net sales for the Company for each of fiscal 2010-2012, relative to that same comparison for the peer group companies. The units vest proportionately, depending on the Company’s percentile rank versus the peer group companies, with none of the units vesting for a ranking below the 25th percentile and 200% of the units vesting for a ranking at or above the 90th percentile. At a 50th percentile ranking, 100% of the units vest. At a 25th percentile ranking, 20% of the units vest. The Compensation Committee has the discretion to permit vesting of the units for a ranking below the 25th percentile. To the extent any units are earned under the performance criteria, the number of units earned may be increased to the extent the Company has net sales in fiscal 2012 from new or target applications or markets identified in the Company’s fiscal 2009 strategic plan or new applications or markets not identified in the strategic plan. The number of units earned will be increased by 10%, 20% and 30% to the extent revenue from these sources in fiscal 2012 represents 25%-35%, 35%-40% and more than 40% of the Company’s total revenue in fiscal 2012, respectively. The number of shares in the “Maximum” column in the table reflects maximum vesting of the two performance goals, which is calculated as twice the target, and then gives effect to a 30% increase based on maximum attainment of the new or target number applications or market multiplier.

(3)	Represents restricted stock units granted on May 14, 2009 that vest 100% on May 14, 2012, subject to employment criteria.
(4)	Represents restricted stock units granted on May 14, 2009 that vest 100% on May 14, 2014, subject to employment criteria.
(5)	Represents stock appreciation rights granted on May 14, 2009 which vest 25% per year on each of the first four anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT END OF FISCAL 2010

The following table sets forth the information concerning outstanding options (includes stock appreciation rights) and unvested restricted stock units held by the named executive officers at April 3, 2010.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas Konidaris	420,000	(2)	—		—	$25.71	1/7/2014	10,000	(9)	$130,800	20,000	(17)	$261,600
	40,000	(3)	—		—	$25.50	7/13/2014	3,450	(10)	$45,126	30,000	(18)	$392,400
	100,000	(4)	—		—	$19.42	7/21/2015	8,500	(11)	$111,180	—		—
	70,000	(5)	—		—	$20.00	5/24/2016	27,000	(12)	$353,160	—		—
	20,000	(6)	20,000	(6)	—	$22.66	7/25/2017	9,000	(13)	$117,720	—		—
	10,000	(7)	30,000	(7)	—	$16.58	5/14/2018	25,000	(14)	$327,000	—		—
	—		150,000	(8)	—	$8.26	5/13/2019	18,000	(15)	$235,440	—		—
	—		—		—	—	—	25,000	(16)	$327,000	—		—

Paul Oldham	40,000	(19)	40,000	(19)	—	$18.91	1/6/2018	4,000	(13)	$52,320	8,000	(17)	$104,640
	3,750	(7)	11,250	(7)	—	$16.58	5/14/2018	12,000	(20)	$156,960	10,000	(18)	$130,800
	—		90,000	(8)	—	$8.26	5/13/2019	5,000	(15)	$65,400	—		—
	—		—		—	—	—	10,000	(16)	$130,800	—		—

Robert DeBakker	50,000	(21)	—		—	$17.32	9/26/2014	10,000	(24)	$130,800	5,000	(17)	$65,400
	38,000	(22)	—		—	$19.84	7/20/2015	4,000	(9)	$52,320	7,000	(18)	$91,560
	35,000	(5)	—		—	$20.00	5/24/2016	2,500	(25)	$32,700	—		—
	7,000	(23)	7,000	(23)	—	$22.83	7/24/2017	6,000	(26)	$78,480	—		—
	3,000	(7)	9,000	(7)	—	$16.58	5/14/2018	2,000	(13)	$26,160	—		—
	—		50,000	(8)	—	$8.26	5/13/2019	8,000	(20)	$104,640	—		—
	—		—		—	—	—	3,500	(15)	$45,780	—		—
	—		—		—	—	—	8,000	(16)	$104,640	—		—

Kerry Mustoe	7,500	(27)	—		—	$20.16	9/1/2013	2,000	(9)	$26,160	4,000	(17)	$52,320
	8,000	(28)	—		—	$25.00	11/12/2013	2,000	(25)	$26,160	5,000	(18)	$65,400
	9,000	(29)	—		—	$16.92	4/19/2015	5,000	(26)	$65,400	—		—
	15,000	(22)	—		—	$19.84	7/20/2015	2,000	(13)	$26,160	—		—
	20,000	(5)	—		—	$20.00	5/24/2016	6,000	(20)	$78,480	—		—
	5,000	(23)	5,000	(23)	—	$22.83	7/24/2017	4,000	(20)	$52,320	—		—
	2,000	(7)	6,000	(7)	—	$16.58	5/14/2018	2,500	(15)	$32,700	—		—
	—		35,000	(8)	—	$8.26	5/13/2019	6,000	(16)	$78,480	—		—

Bing-Fai Wong	7,000	(30)	—		—	$52.75	4/13/2010	1,800	(33)	$23,544	6,000	(17)	$78,480
	6,575	(31)	—		—	$27.00	4/5/2011	3,000	(13)	$39,240	7,000	(18)	$91,560
	9,170	(32)	—		—	$34.57	4/15/2012	3,500	(15)	$45,780	—		—
	10,000	(28)	—		—	$25.00	11/12/2013	—		—	—		—
	12,000	(29)	—		—	$16.92	4/19/2015	—		—	—		—
	26,000	(22)	—		—	$19.84	7/20/2015	—		—	—		—
	8,667	(5)	—		—	$20.00	5/24/2016	—		—	—		—
	3,250	(7)	9,750	(7)	—	$16.58	5/14/2018	—		—	—		—
	—		40,000	(8)	—	$8.26	5/13/2019	—		—	—		—

(1)    Based on closing stock price on April 1, 2010 of $13.08.

(2)    Option granted on January 7, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective August 26, 2005, the vesting of the option was accelerated to be 100% vested on August 26, 2005; however, sale was restricted to the original vesting schedule.

(3)    Option granted on July 13, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective January 25, 2005, the vesting of the option was accelerated to be 100% vested on January 25, 2005; however, sale was restricted to the original vesting schedule.

(4)    Option granted on July 21, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(5)    Option granted on May 24, 2006 and became 100% vested on May 26, 2006. The shares underlying the option were subject to sale restrictions that lapsed as to one-third of the shares on each of the first three anniversaries of the grant date.

(6)    Option granted on July 26, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(7)    Option granted on May 15, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(8)    Stock-settled stock appreciation right granted on May 14, 2009 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(9)    Vests 100% on July 19, 2011, subject to employment criteria.

(10)  Performance/Time Based Restricted Stock Units cliff vest five years after grant date if certain levels of performance were achieved in fiscal 2007. Based on fiscal 2007 results, it was determined at the July 26, 2007 Board of Directors meeting that 3,450 shares will be issued five years after the grant date of October 4, 2006, subject to employment criteria.

(11)  Vests 100% on July 26, 2010, subject to employment criteria.

(12)  Vests 100% on July 26, 2012, subject to employment criteria.

(13)  Vests 100% on May 15, 2011, subject to employment criteria.

(14)  Vests 100% on July 24, 2012, subject to employment criteria.

(15)  Vests 100% on May 14, 2012, subject to employment criteria.

(16)  Vests 100% on May 14, 2014, subject to employment criteria.

(17)  Performance-based Restricted Stock Units cliff vest at the end of fiscal 2011 subject to employment criteria and based on levels of performance achieved as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares will be determined upon completion of the Company’s fiscal 2011 audit and will be confirmed by the Company’s Compensation Committee in May 2011.

(18)  Performance-based Restricted Stock Units cliff vest at the end of fiscal 2012 subject to employment criteria and based on levels of performance achieved as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares will be determined upon completion of the Company’s fiscal 2012 audit and will be confirmed by the Company’s Compensation Committee in May 2012.

(19)  Option granted on January 7, 2008 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(20)  Vests 100% on May 15, 2013, subject to employment criteria.

(21)  Option granted on September 27, 2004 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(22)  Option granted on July 20, 2005 and became 100% vested on May 26, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(23)  Option granted on July 25, 2007 and becomes exercisable for 25% of the shares on each of the first four anniversaries of the grant date, subject to employment criteria.

(24)  Vests 100% on July 20, 2010, subject to employment criteria.

(25)  Vests 100% on July 25, 2010, subject to employment criteria.

(26)  Vests 100% on July 25, 2012, subject to employment criteria.

(27)  Option granted on September 2, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(28)  Option granted on November 13, 2003 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.

(29)  Option granted on April 20, 2005 and became 100% vested on April 20, 2006. The shares underlying the option were restricted from being sold for a period of three years from the grant date.

(30)  Option granted on April 14, 2000 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date.

(31)  Option granted on April 6, 2001 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.

(32)  Option granted on April 17, 2002 and became exercisable for 25% of the shares on each of the first four anniversaries of the grant date. Effective June 28, 2004, the vesting of the option was accelerated to be 100%.

(33)  Vests 20% on each anniversary of the July 26, 2007 grant date, subject to employment criteria.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

The following table sets forth information with respect to options that were exercised and stock awards that vested with respect to the named executive officers in the 2010 fiscal period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized ($)
Nicholas Konidaris	—	—	63,596	(1)	$765,974
Paul Oldham	—	—	—		—
Robert DeBakker	—	—	9,300	(2)	$114,802
Kerry Mustoe	—	—	4,508	(3)	$55,839
Bing-Fai Wong	—	—	3,280		$40,255

(1)	Includes 16,896 performance-based restricted stock units which cliff vested at the end of fiscal 2010 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on June 1, 2010, at which point shares were issued.
(2)	Includes 5,280 performance-based restricted stock units which cliff vested at the end of fiscal 2010 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on June 1, 2010, at which point shares were issued.
(3)	Includes 3,168 performance-based restricted stock units which cliff vested at the end of fiscal 2010 based on levels of performance achieved by the Company as compared to the peer group companies (as described in “Compensation Discussion and Analysis” above). The performance measurement for the vesting of these shares was determined and confirmed by the Company’s Compensation Committee on June 1, 2010, at which point shares were issued.

FISCAL YEAR 2010 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Fiscal 2010 ($)		Registrant Contributions in Fiscal 2010 ($)	Aggregate Earnings (loss) in Fiscal 2010 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 4/3/10 ($)
Nicholas Konidaris	$49,390	(1)	—	$44,835	(3)	—	$502,943	(4)
Paul Oldham	—		—	—		—	—
Robert DeBakker	—		—	—		—	—
Kerry Mustoe	—		—	—		—	—
Bing-Fai Wong	$11,231	(2)	—	$9,916	(3)	—	$80,396

(1)	$49,390 included as part of reported non-equity incentive plan compensation in the Summary Compensation Table for the 2009 fiscal period.
(2)	Included as part of reported salary in the Summary Compensation Table for the 2010 fiscal period.
(3)	These amounts are not included in the Summary Compensation Table for the 2010 fiscal period because plan earnings were not preferential or above market.
(4)	Aggregate balance includes amounts reported as part of non-equity incentive plan compensation in the Summary Compensation Table for previous fiscal years.

Under the Company’s nonqualified deferred compensation plan, executives can generally elect to defer receipt of up to 50% of their salary and 100% of their bonuses. Cash amounts credited to the deferred compensation plan will earn a rate of return based on investment funds selected by the participants from a prescribed menu of investment options. Generally, deferred amounts will be paid in a lump sum upon termination, except in the case of retirement, in which case the deferred amounts will be paid in a lump sum or in annual installments for up to ten years, as elected by the executive. Effective in fiscal year 2007, officers and other eligible employees may defer payment of restricted stock units granted to them by the Company. Payment will be in shares of Company common stock under the same terms as cash amounts. The Company has set aside amounts in a grantor trust to cover the Company’s obligation to pay deferred compensation.

EQUITY COMPENSATION PLAN INFORMATION

Set forth in the table below is certain information regarding the number of shares of common stock that was subject to outstanding stock options (includes stock appreciation rights) or other compensation plan grants and awards at April 3, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,688,127	(1)(2)	$16.78	5,412,912	(3)
Equity compensation plans not approved by security holders	988,050	(4)	$30.29	—

Total	4,676,177		$19.64	5,412,912

(1)	Consists of restricted stock unit grants, options and stock appreciation rights outstanding under the 2004 Stock Incentive Plan and the following plans which in October 2004 were replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plans or that become available for issuance under the plans: (i) the 1989 Stock Option Plan, (ii) the 2000 Stock Option Incentive Plan and (iii) the 1996 Stock Incentive Plan.
(2)	Includes 884,683 restricted stock units which will vest only if specific performance or service measures are met and 27,194 performance-based restricted stock units which had vested, but which were pending issuance until the final performance measurement had been approved in the first quarter of fiscal 2011. The final performance measurement was determined by the Compensation Committee on June 1, 2010, and as a result, an additional 1,522 performance-based restricted stock units were issued.
(3)	Includes 1,399,165 shares available for issuance under the 2000 Stock Option Plan which in October 2004 was replaced by the 2004 Stock Incentive Plan with respect to shares of stock remaining available for issuance under the plan or that become available for issuance under the plan. Also includes 1,463,301 shares available for issuance under the 1990 Employee Stock Purchase Plan.
(4)	Consists of inducement grants and options outstanding under the 2000 Stock Option Plan. Includes 16,560 restricted stock units which will vest only if specific performance or service measures are met.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance and Change in Control Compensation

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers of the Company in the event of a termination of employment under various circumstances.

The Company entered into an employment agreement containing change in control and severance provisions with Nicholas Konidaris at the time of his employment as Chief Executive Officer of the Company. Under the terms of that agreement, Mr. Konidaris is entitled to certain benefits if he is terminated by the Company without cause or if he terminates employment for good reason (a “qualifying termination”). “Cause” generally includes willful and continued failure to perform duties, willful engagement in illegal conduct that is materially injurious to the Company and willful failure to follow material written policies of the Company. “Good reason” generally includes a diminution of position or responsibilities, failure to nominate Mr. Konidaris to the Board of Directors, a reduction in base salary, other than as part of any general salary reduction implemented for all of the Company’s management, failure to provide a benefit required by his employment agreement or a requirement to relocate outside of Portland, Oregon.

Under this agreement, a “change in control” includes the following:

•

Any merger or other reorganization of the Company unless (1) as a result of the transaction, at least 50% of the outstanding securities voting generally in the election of directors are owned by the Company’s shareholders in substantially the same proportions as they were owned immediately prior to the transaction; (2) no person owns more than 50% of the outstanding shares of the surviving entity in the merger; and (3) more than 50% of the members of the Board of the surviving entity in the merger were members of the Board at the time the merger was approved;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

In connection with his employment agreement, Mr. Konidaris entered into an employee confidentiality, non-competition and assignment agreement with the Company under which he agreed not to compete with the Company (other than in the high-volume, semiconductor automated test equipment business) for two years following the termination of his employment unless his employment is terminated by the Company with cause or by him without good reason, in which case the non-competition period will be one year.

In addition, the Company has entered into change in control severance agreements with Robert DeBakker and Paul Oldham. Under the terms of these agreements, the officer is entitled to change in control benefits if he is terminated by the Company other than for cause, disability or retirement or if he terminates employment for good reason. “Cause” generally includes willful and continued failure to perform duties, the conviction of guilty or entering of a no contest plea to a felony that is materially injurious to the Company and the commission of an act that constitutes gross negligence or gross misconduct. “Good reason” generally includes a diminution of position or responsibilities, a reduction in base salary, bonus or incentive opportunity and a requirement to be based more than 50 miles from the principal office at which the executive was based immediately prior to the change in control.

Under these agreements, a “change in control” includes the following:

•

Any merger or other reorganization of the Company where the holders of the outstanding voting securities immediately prior to the merger or reorganization do not continue to hold at least 50% of voting securities after the merger or reorganization;

•	The sale of substantially all of the assets or the liquidation or dissolution of the Company;

•

The nomination and election in a two-year period of a majority of directors by persons other than the incumbent directors, unless each new director elected during the two-year period was nominated or elected by two-thirds of the incumbent directors then in office and voting; and

•	The acquisition by any person of 50% or more of the Company’s outstanding voting securities.

The table below sets forth the estimated benefits payable to each named executive officer under the following scenarios (i) change in control of the Company on April 3, 2010 with no termination and original awards or replacement awards continue to vest per the original terms; (ii) change in control of the Company on April 3, 2010 with no termination and no replacement awards are issued; (iii) change in control of the Company on April 3, 2010 and the named executive officer’s employment is involuntarily terminated by the Company without cause or terminated for good reason by the named executive officer on that date; and (iv) no change in control of the Company, yet the named executive officer’s employment is involuntarily terminated without cause or for good reason by the named executive officer on April 3, 2010.

	Compensation				Benefits and Perquisites	Total
Name	Base Salary	Cash Bonus Plan	Stock Options Unvested/ Accelerated (1)	Restricted Stock Units Unvested/ Accelerated	Post-termination Health Benefits
Change in Control – no termination (replacement award issued or original award continues vesting)
Nicholas Konidaris (2)	—	—	—	—	—	—
Paul Oldham (3)	—	$210,000	—	—	—	$210,000
Robert DeBakker (3)	—	$150,000	—	$130,800	—	$280,800
Kerry Mustoe (4)	—	—	—	—	—	—
Bing-Fai Wong (4)	—	—	—	—	—	—

Change in Control – no termination (no replacement award issued)
Nicholas Konidaris (2)	—	—	$723,000	$1,918,182	—	$2,641,182
Paul Oldham (3)	—	$210,000	$433,800	$509,335	—	$1,153,135
Robert DeBakker (3)	—	$150,000	$241,000	$642,097	—	$1,033,097
Kerry Mustoe (4)	—	—	$168,700	$437,788	—	$606,488
Bing-Fai Wong (4)	—	—	$192,800	$185,344	—	$378,144

Involuntary or Good Reason Termination (with change in control)
Nicholas Konidaris (2)	$1,050,000	$1,050,000	$723,000	$1,918,182	$2,890	$4,744,072
Paul Oldham (3)	$300,000	$210,000	$433,800	$509,335	$15,615	$1,468,750
Robert DeBakker (3)	$250,000	$150,000	$241,000	$642,097	$15,615	$1,298,712
Kerry Mustoe (4)	—	—	$168,700	$437,788	—	$606,488
Bing-Fai Wong (4)	—	—	$192,800	$185,344	—	$378,144

Involuntary Not for Cause Termination (no change in control)
Nicholas Konidaris (2)	$525,000	$257,303	—	$1,038,116	$2,890	$1,823,309
Paul Oldham (3)	—	—	—	$191,317	—	$191,317
Robert DeBakker (3)	—	—	—	$355,078	—	$355,078
Kerry Mustoe (4)	—	—	—	$194,340	—	$194,340
Bing-Fai Wong (4)	—	—	—	$82,695	—	$82,695

(1)	This column records the value of accelerated stock options, which includes stock appreciation rights.
(2)	Nicholas Konidaris

a.	Base Salary: Upon termination by executive without good reason or by the Company for cause regardless of whether a change in control has occurred, only the base salary earned, and payable through the effective date of termination is payable. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, one times annual base salary is payable in equal installments coinciding with the Company’s normal pay practices over 12 months, subject to certain limitations on amounts payable within the first six months after termination. Any such payments shall be repaid to the Company by Mr. Konidaris if he materially violates his employee confidentiality, non-competition and assignment agreement. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, lump sum payment of two times the annual salary is due. This payment is subject to certain limitations on amounts payable within the first six months after termination.
b.	Cash Bonus: Upon termination by executive without good reason or by the Company for cause, only the annual bonus earned and payable up to the effective date of termination is payable. Upon termination by the Company without cause or by executive for good reason, if no change in control has occurred, the pro rata portion of the bonus that would have been earned by Executive for the year in which the termination occurs is payable. Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, lump sum payment of two times the annual target cash bonus is due. This payment is subject to certain limitations on amounts payable within the first six months after termination.
c.	Equity-based Awards: Amounts in the table are based on the closing stock price on April 1, 2010 of $13.08 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original options.
2.	Upon a change in control with no termination, all options will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest and will continue to be exercisable for three years following termination, provided that none shall be exercisable after their expiration date under the original terms of the grant.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised to the extent that it is vested at termination. In addition, per Mr. Konidaris’ employment contract, options will continue to vest for two years following termination and will continue to be exercisable for three years following termination, provided that none shall be exercisable after their expiration under the original terms of the grant.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards.
2.	Upon a change in control with no termination, all awards will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. The attainment percentages measured as of the fourth quarter of fiscal 2010 were used for calculations in this table.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. The attainment percentages measured as of the fourth quarter of fiscal 2010 were used for calculations in this table.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, all awards will continue to vest for two years following termination. At the end of the two additional years of vesting, all awards that are not fully vested will immediately vest by a pro rata percentage.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive, if no change in control has occurred, 24 months of health, dental, accident, and life insurance will be provided to the executive and his covered dependents. Not required after executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010. Upon involuntary termination without cause or termination for good reason by the executive within 24 months following a change in control, 36 months of health, dental, accident and life insurance will be provided to the executive and his covered dependents. Not required after the executive receives similar benefits from another employer, becomes entitled to benefits under Medicare, or after July 23, 2010.

(3)	Other Named Executive Officers with Change in Control Agreements

a.	Base Salary: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual base salary at the rate in effect immediately prior to the termination, with one-half payable in six monthly installments and the balance paid in a lump sum six months after the date of termination.
b.	Cash Bonus: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, payment of one times the annual target cash bonus is due 6 months after termination. Upon a change in control while executive is employed, lump sum payment of one times the greater of the target bonus or the performance against bonus criteria is due within 30 days of a change in control. Amounts in the table are based on target amounts.
c.	Equity-based Awards: Amounts in the table are based on the closing stock price on April 1, 2010 of $13.08 and the number of stock options or restricted stock units for which vesting is accelerated.

i.	Stock Options (includes stock appreciation rights)

1.	Upon a change in control with no termination, all options will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original options.
2.	Upon a change in control with no termination, all options will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all options will immediately vest.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, the option may be exercised only to the extent that it is vested at termination.

ii.	Restricted Stock Unit Awards

1.	Upon a change in control with no termination, all awards will continue to vest per the original terms if the stock continues to be listed for trading. If the stock ceases to be listed for trading and replacement awards are issued, they will have the same terms as the original awards. The only exception to this rule is the treatment of an award granted to Mr. DeBakker on July 20, 2005. Per the terms of the award, upon a change in control, regardless of termination, the award will be immediately vested.
2.	Upon a change in control with no termination, all awards will immediately vest if the stock ceases to be listed for trading and no replacement awards are issued. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. The attainment percentages measured as of the fourth quarter of fiscal 2010 were used for calculations in this table.
3.	Upon involuntary termination without cause or termination by the executive for good reason within 24 months following a change in control, all awards will immediately vest. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, and will immediately vest. The attainment percentages measured as of the fourth quarter of fiscal 2010 were used for calculations in this table.
4.	Upon involuntary termination without cause or termination by the executive for good reason, if no change in control has occurred, all awards will immediately vest by a pro rata percentage. Performance-based restricted stock units will be immediately adjusted based upon deemed attainment of target performance or actual performance, if greater, multiplied by a pro rata percentage and will immediately vest. The attainment percentages measured as of the fourth quarter of fiscal 2010 were used for calculations in this table.

d.	Other Benefits: Upon involuntary termination without cause or termination for good reason by the executive within 24 months of a change in control, 12 months of health and dental insurance will be provided to the executive and his covered dependents.

(4)	Other Named Executive Officers without a Change in Control Agreement

i.	Equity-based awards: Amounts in the table are based on the closing stock price on April 1, 2010 of $13.08 and the number of stock options or restricted stock units for which vesting is accelerated.
ii.	Stock option (includes stock appreciation rights) agreements contain the same provisions as described in Footnote 3.c.i above.
iii.	Restricted stock unit agreements contain the same provisions as described in Footnote 3.c.ii above.

Other Benefits Triggered upon Termination due to Death, Disability or Retirement

At fiscal year-end 2010, the named executive officers held outstanding options (including stock appreciation rights) and unvested restricted stock units as set forth in the Outstanding Equity Awards table above. The stock option and stock appreciation rights agreements governing all options and stock appreciation rights provide that if an optionee’s employment terminates because of total disability or death, the option may be exercised at any time before the expiration date of the award or the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. Restricted stock unit agreements provide for prorated acceleration of the award if the executive ceases to be an employee by reason of death, physical disability or normal retirement.

The following table shows the values of the restricted stock units that would have accelerated vesting if the named executive officer’s employment had terminated as of April 3, 2010 due to death or disability.

Named executive officer	Accelerated restricted stock units (1)
Nicholas Konidaris (2)	$907,923
Paul Oldham	$191,317
Robert DeBakker	$355,078
Kerry Mustoe	$194,340
Bing-Fai Wong	$82,695

(1)	Amounts in this column represent the number of shares accelerated multiplied by the closing market price of the Company’s common stock on April 1, 2010 ($13.08).
(2)	If Mr. Konidaris had retired as of April 3, 2010, he would be entitled to the same accelerated vesting of restricted stock units as shown in the table above, in addition to accelerated vesting of stock appreciation rights of $150,625, for a total of $1,058,548 due to acceleration of equity awards upon retirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal period ended April 3, 2010 and the Company’s proxy statement for the 2010 annual meeting.

By the Compensation Committee:

Barry L. Harmon, Chairman

Richard J. Faubert

Edward C. Grady

David Nierenberg

Jon D. Tompkins

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consisted of directors Barry L. Harmon (Chairman), Richard J. Faubert, Edward C. Grady, Keith L. Thomson (until his retirement on August 13, 2009) and Jon D. Tompkins during the last completed fiscal year. David Nierenberg was newly appointed to the Committee on February 24, 2010. No Compensation Committee member is or has been an employee of the Company or has any other material relationship with the Company except for Barry L. Harmon, who served as President and Chief Executive Officer of the Company from April 2003 until January 2004 and as Senior Vice President and Chief Financial Officer from 1992 to 1999.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In May 2008, the Board of Directors approved and adopted an amended Audit Committee Charter, a copy of which is available on the Company’s website at www.esi.com.

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board of Directors and oversees the audits of the Company’s financial statements. Management has the primary responsibility for the financial statements and the reporting processes including the systems of internal controls.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal and disclosure controls and the overall quality of the Company’s financial reporting.

In connection with the Company’s audited financial statements for the fiscal year ended April 3, 2010, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors’ independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 3, 2010 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Gerald F. Taylor, Chairman

Frederick A. Ball

Robert R. Walker

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed or accrued to the Company for the audit and other services provided in fiscal 2010 and fiscal 2009 by KPMG LLP, the Company’s principal accounting firm.

	2010	2009
Audit Fees (1)	$877,500	$1,043,960
Tax Fees (2)	$63,850	$81,720

Totals	$941,350	$1,125,680

(1)	Audit Fees represent fees for professional services performed in connection with the audit of the Company’s financial statements, including reviews of interim financial statements included in Form 10-Q and registration statements, and the audit of the Company’s internal control over financial reporting.
(2)	Tax Fees represent fees billed for tax compliance, tax advice and tax planning.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee in advance. The audit services are approved annually. These services include, but are not limited to, the annual financial statement audit, reviews of consolidated quarterly results as reported on Form 10-Q and review of registration statements filed by the Company. With respect to services other than audit services, at least annually, the independent auditor submits to the Audit Committee for its approval the anticipated engagements for the ensuing year, either at the time the Audit Committee reviews and approves the annual audit engagement, or at a time specifically scheduled for reviewing such other services. Quarterly, and in conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval before the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chairman of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

KPMG LLP audited the Company’s financial statements for the fiscal year ended April 3, 2010 and has been appointed to audit the Company’s financial statements for the fiscal year ending April 2, 2011. While not required, the Board of Directors is submitting this appointment for ratification by the shareholders. Representatives of KPMG LLP are expected to attend the meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

The Board recommends a vote FOR the ratification of the selection of KPMG LLP as ESI’s independent registered public accounting firm for the 2011 fiscal year.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm to audit the Company’s financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Executive officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on the written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that its executive officers and directors have complied with all applicable Section 16(a) filing requirements for transactions during the 2010 fiscal year, with the following exception:

•	Nicholas Konidaris had one late filing in fiscal 2010 related to a broker sale of shares, of which he had no knowledge, to cover brokerage fees incurred.

OTHER MATTERS

Directions to Annual Meeting

The Annual Meeting will be held at the Company’s offices at 13900 NW Science Park Drive, Portland, Oregon. From the Portland International Airport, follow signs towards Portland City Center/Downtown. Take the I-205 south ramp towards Portland/Salem (I-84). Take the I-84 west/US-30 west exit (exit number 21B) towards Portland. Take the I-5 south ramp towards Salem. Take the I-405 north ramp towards Beaverton (US-26)/City Center. Take the US-26 west/12th Ave. exit (exit number 1D) towards Beaverton. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

From I-5 south, take exit 292A to merge onto OR-217 north toward Tigard/Beaverton. Take the exit onto US-26 west toward Astoria/Tillamook. Merge onto US-26 west. Take the Murray Blvd exit (exit number 67). Turn right onto NW Murray Rd. Turn left onto NW Science Park Drive.

Shareholder Proposals in the Company’s Proxy Statement

Shareholders wishing to submit proposals for inclusion in the Company’s proxy statement for the 2011 annual meeting of shareholders must submit the proposals for receipt by the Company not later than March 12, 2011.

Shareholder Proposals not in the Company’s Proxy Statement

Shareholders wishing to present proposals for action at this annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws. A shareholder must give timely notice of the proposed business to the Company’s secretary. To be timely, a shareholder’s notice must be in writing and delivered to the secretary not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the Company’s secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the Bylaws will be provided to any shareholder upon written request to the Company’s secretary. The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company’s bylaws. The Company expects the 2011 Annual Meeting of Shareholders to be held on August 11, 2011.

Shareholders who wish to submit a shareholder proposal should do so in writing addressed to the Secretary, Electro Scientific Industries, Inc., 13900 NW Science Park Drive, Portland, Oregon 97229-5497.

Shareholder Nominations for Directors

Shareholders wishing to directly nominate candidates for the Board of Directors at an annual meeting must do so in writing, in accordance with the Company’s bylaws and delivered to the secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be received by the secretary no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or 10 days following the day on which public announcement of the date of the meeting was first made. A shareholder proposal must include the information specified in the Company’s bylaws, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Company’s secretary. Shareholders wishing to make any director nominations at any special meeting of shareholders held for the purpose of electing directors must do so, in accordance with the bylaws, by delivering timely notice to the Secretary setting forth the information specified in the Company’s bylaws for annual meeting nominations. To be timely, the notice must be given not later than 10 days following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at the meeting. To be eligible to be a nominee for election as a director of the Company, any nominee proposed by a shareholder must deliver the items specified in the Company’s bylaws. The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

Transaction of Other Business

Although the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to herein. The enclosed proxy, however, gives discretionary authority in the event that any other matters should be presented.

By Order of the Board of Directors

/s/ Paul Oldham

Paul Oldham

Vice President of Administration, Chief Financial

Officer and Corporate Secretary

Portland, Oregon

July 8, 2010

ELECTRO SCIENTIFIC INDUSTRIES, INC. 13900 NW SCIENCE PARK DRIVE

PORTLAND, OR 97229-5497

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote

FOR the following:

1. Election of Directors

Nominees

01 Frederick A. Ball 02 Nicholas Konidaris 03 Robert R. Walker 04 David Nierenberg

The Board of Directors recommends a vote FOR proposals 2 and 3.

2 To ratify the appointment of KPMG LLP as ESI’s independent registered public accounting firm for the fiscal year ending April 2, 2011.

3 To transact any other business as may properly come before the meeting.

For Withhold For All All All Except

☐ ☐ ☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For Against Abstain

☐ ☐ ☐ ☐ ☐ ☐

NOTE: Election of Directors Frederick A. Ball, Nicholas Konidaris, and Robert R. Walker each for a 3 year term, and Election of Director David Nierenberg for a 2 year term.

0000071005_1 R2.09.05.010

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

ELECTRO SCIENTIFIC INDUSTRIES, INC. Annual Meeting of Shareholders August 12, 2010 2:30 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Nicholas Konidaris and Paul Oldham, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ELECTRO SCIENTIFIC INDUSTRIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 2:30 PM PDT on 8/12/2010, at ESI’s offices, 13900 NW Science Park Drive, Portland, Oregon, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

0000071005_2 R2.09.05.010

Continued and to be signed on reverse side